Exhibit 99.1

Soligenix Announces Award of $1.2 Million
FDA Orphan Products Development Grant

Grant Supports Soligenix’s Ongoing Confirmatory Phase 3 trial of orBec®
in Acute GI GVHD

Princeton, NJ – August 23, 2010 – Soligenix, Inc. (OTCBB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company, announced today that it has been awarded a three year $1.2 million clinical research grant by the Office of Orphan Products Development (OOPD) of the U.S. Food and Drug Administration (FDA) pursuant to its Orphan Products Development (OPD) Program.

The grant will be used  to defray a significant portion of the costs associated with the conduct of the Company’s ongoing, confirmatory, Phase 3 clinical trial of orBec® in acute gastrointestinal Graft-versus-Host-Disease (GI GVHD).  This trial, also referred to as the SUPPORTS protocol (Sparing Unnecessary Prednisone Phase 3 orBec® Randomized Treatment Study), will enroll an estimated 166 subjects to confirm the clinically meaningful endpoints observed in previous Phase 2 and Phase 3 clinical studies. The primary endpoint in the SUPPORTS protocol is the treatment failure rate at Study Day 80. This endpoint was successfully measured as a secondary endpoint (p-value 0.005) in the Company’s previous Phase 3 study as a key measure of durability following a 50-day course of treatment with orBec® (i.e., 30 days following cessation of treatment).  The Phase 3 study includes major stem cell transplantation centers in the United States, Europe and Australia, and is expected to complete in the first half of 2011.

“We are grateful to have been awarded this significant grant to support our ongoing confirmatory Phase 3 study,” stated Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix. “We believe the award is a validation of the design of our Phase 3 trial and a clear indicator of the importance of orBec® and its potential application in the treatment of acute GI GVHD.  Through the award of this grant, the FDA clearly recognizes the need for treatment options in the unmet medical need of GVHD.  As a result, orBec® could become the first FDA-approved therapy to treat and prevent GVHD.”

In addition to issued patents and pending worldwide patent applications, orBec® benefits from orphan drug designations in the U.S. and in Europe for the treatment of GI GVHD, as well as an orphan drug designation in the U.S. for the prevention of acute GVHD and the treatment of chronic GI GVHD.  Orphan drug designations provide for 7 and 10 years of market exclusivity upon approval in the U.S. and Europe, respectively. In the U.S., orphan drug designations also make the Company eligible for research funding provided by OOPD, in addition to receiving tax credits for certain research expenses and a waiver of expensive FDA application user fees.

About the FDA’s Orphan Products Development Program

The goal of FDA's OPD Program is to support the clinical development of products for use in rare diseases or conditions where no current therapy exists or where the proposed product will be superior to the existing therapy. The FDA provides grants for clinical studies on safety and/or effectiveness that will either result in, or substantially contribute to, market approval of these products. The OPD grant awards are based on a review of how the proposed study will either help support product approval or provide essential data needed for product development. Applications are reviewed by panels of outside experts and are funded by priority score.

About Soligenix, Inc.

Soligenix, Inc. (Soligenix) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of acute gastrointestinal Graft-versus-Host-Disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. orBec® is currently the subject of a confirmatory Phase 3 clinical trial for the treatment of acute GI GVHD and an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Soligenix has also initiated an NIH-supported Phase 1/2 clinical trial of SGX201 in the prevention of acute radiation enteritis. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. RiVax™ is also the subject of a $9.4 million NIH grant received by the Company supporting development of new heat stable vaccines.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, SGX201, RiVax™, and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540